Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54006 and 333-221901 on Form S-3 and Registration Statement Nos. 333-100842, 333-109962, 333-146768, 333-169568, 333-206750, 333-221862, 333-227580, 333-248591 and 333-268779 on Form S-8 of our reports dated July 12, 2023, relating to the financial statements of Daktronics, Inc. and subsidiaries and the effectiveness of Daktronics, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended April 29, 2023.

/s/ Deloitte & Touche LLP

Minneapolis, MN
July 12, 2023